Exhibit 10.1

APPENDIX 1

ASSET PURCHASE AGREEMENT

DATED AS OF APRIL 2, 2010

BY AND BETWEEN

OSM—REO FF, LLC

AND

SOY ENERGY, LLC

TABLE OF CONTENTS

Page
RECITALS	1.
ARTICLE 1 Definitions	1.
1.1 Definitions	1.
1.2 Other Definitions and Interpretive Matters	7.
ARTICLE 2 Purchase and Sale	8.
2.1 Purchase and Sale	8.
2.2 Excluded Assets	8.
2.3 Assumed Liabilities	9.
2.4 Excluded Liabilities	9.
2.5 Assignments	9.
2.6 Further Assurances	11.
2.7 Escrow Deposit	11.
ARTICLE 3 Purchase Price	12.
3.1 Purchase Price	12.
3.2 Discharge of Assumed Liabilities After Closing	12.
3.3 Allocation of Purchase Price	12.
ARTICLE 4 Closing	12.
4.1 Closing Date	12.
4.2 Buyer’s Deliveries	12.
ARTICLE 5 Representations and Warranties of Seller	14.
5.1 Organization and Good Standing	14.
5.2 Authority; Validity	14.
5.3 No Conflict	14.
5.4 Owned Real Property	15.
5.5 Title; Liens and Encumbrances	15.
5.6 Litigation	15.
5.7 Employment Matters	15.
5.8 Assigned Contracts	15.
5.9 Brokers or Finders	15.
ARTICLE 6 Representations and Warranties of Buyer	15.
6.1 Organization and Good Standing	15.
6.2 Authority; Validity	15.
6.3 No Conflict	16.
6.4 Availability of Funds	16.
6.5 Litigation	16.
6.6 Brokers or Finders	16.
ARTICLE 7 Action Prior to the Closing Date	16.
7.1 Operations Prior to the Closing Date	16.
7.2 Governmental Consents; Commercially Reasonable Efforts	16.
7.3 Operating Permits	18.
7.4 Due Diligence	18.
7.5 Preparation of the Proxy Statement; Unitholder Meeting	19.
ARTICLE 8 Additional Agreements	20.
8.1 Taxes	20.
8.2 Payments Received	21.

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8.3 No Other Representations or Warranties	21.
8.4 Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same	22.
8.5 Mobilization, Utilities	22.
8.6 Reserve; Certain Insurance Matters	23.
ARTICLE 9 Conditions Precedent to Obligations of Buyer to Close	24.
9.1 Accuracy of Representations	25.
9.2 Seller’s Performance	25.
9.3 Seller’s Deliveries	25.
9.4 Due Diligence	25.
9.5 Title Policy and Objections	25.
9.6 Lien Search Results	26.
9.7 Damage to Acquired Assets	26.
9.8 Financing	26.
9.9 Buyer Unitholder Approval	26.
9.10 No Order	26.
9.11 Governmental Authorizations	26.
9.12 Consents	26.
9.13 IDED	26.
9.14 Seller’s Cure Rights	26.
ARTICLE 10 Conditions Precedent to the Obligation of Seller to Close	27.
10.1 Accuracy of Representations	27.
10.2 Buyer’s Performance	27.
10.3 Buyer’s Deliveries	27.
10.4 No Order	27.
10.5 Governmental Authorizations	27.
10.6 Consents	27.
10.7 Financing	27.
10.8 IDED	27.
10.9 Buyer’s Cure Rights	28.
ARTICLE 11 Limited Exclusivity	28.
11.1 Buyer’s Limited Exclusive Window	28.
11.2 Seller’s Safe Harbor	28.
ARTICLE 12 Termination	29.
12.1 Termination Events	29.
12.2 Effect of Termination	31.
12.3 Expenses in the Event of Termination	31.
12.4 Rights and Remedies	31.
ARTICLE 13 General Provisions	31.
13.1 Survival	31.
13.2 Public Announcements	31.
13.3 Notices	32.
13.4 Waiver	33.
13.5 Entire Agreement; Amendment	33.
13.6 Assignment	33.
13.7 Severability	33.
13.8 Expenses	33.
13.9 Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	33.
13.10 Counterparts	34.
13.11 Parties in Interest; No Third Party Beneficiaries	34.
13.12 Non-Recourse	34.

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SCHEDULES AND EXHIBITS
Schedules and Exhibits Cover Page
Schedule 1.1(a)	Assigned Contracts
Schedule 1.1(b)	Unpermitted Liens
Schedule 1.1(c)	Permitted Encumbrances
Schedule 2.1(a)	Facility Description
Schedule 2.1(b)	Certain Equipment
Schedule 2.1(f)	Additional Designated Assets
Schedule 3.1(c)	Pre-Paid Expenses
Schedule 3.3	Allocation of Purchase Price
Schedule 4.3(a)	Certain Transaction Documents
Schedule 5.4(a)	Owned Real Property
Schedule 5.4(b)	Certain Proceedings
Schedule 7.2(a)	Certain Permits
Schedule 8.6(a)	Facility Repairs
Schedule 8.6(b)	Environmental Investigatory and Corrective Actions
Exhibit A	Bankruptcy Order
Exhibit B	Hold-Back Escrow Agreement
Exhibit C	Certain Loan Documents

iii

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of April 2, 2010 (the “Effective Date”), by and among OSM—REO FF, LLC, a Minnesota limited liability company (“Seller”), and Soy Energy, LLC, an Iowa limited liability company (“Buyer”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

Recitals

          WHEREAS, Freedom Fuels, LLC, an Iowa limited liability company (“Freedom Fuels”) was engaged in the business of producing biodiesel and its co-products at its biodiesel production facility located at Mason City, Iowa;

          WHEREAS, Freedom Fuels filed a voluntary petition for relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Iowa (the “Bankruptcy Court”), case number 09-02468-wle11 (the “Bankruptcy Case”);

          WHEREAS, Freedom Fuels assigned to Seller certain assets pursuant to an order (the “Bankruptcy Order”) issued by the Bankruptcy Court on or about November 20, 2009, a copy of which is attached hereto as Exhibit A;

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets conveyed to Seller pursuant to the Bankruptcy Order, and Seller further has agreed to assume certain liabilities relating to said assets, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

                    1.1           Definitions. For purposes of this Agreement, the following terms have the meanings specified or referenced below.

          “Acquired Assets” has the meaning set forth in Section 2.1.

          “Action” means any legal action, suit or arbitration, or any inquiry, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, audit or investigation, brought, conducted or heard by or before any court or other Governmental Authority.

          “Additional Designated Assets” means those assets conveyed to Seller pursuant to the Bankruptcy Order that the Parties have designated in Schedule 2.1(f) to be purchased hereunder by Buyer.

          “Affiliate” of any particular Person means any other Person or Persons controlling, controlled by, or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

          “Agreement” has the meaning set forth in the introductory paragraph.

          “Assigned Contracts” means the Contracts listed or described in Schedule 1.1(a), as the same may be modified or supplemented from time to time by written agreement of the Parties.

          “Assumed Liabilities” has the meaning set forth in Section 2.3.

          “Bankruptcy Case” has the meaning set forth in the recitals.

          “Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

          “Bankruptcy Order” has the meaning set forth in the recitals.

          “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by law to close.

          “Buyer” has the meaning set forth in the introductory paragraph.

          “Buyer Unitholder Approval” means the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding membership units of Buyer representing a quorum in favor of the adoption of this Agreement and the transactions contemplated hereby.

          “Buyer Unitholder Meeting” means the special meeting held by Buyer in accordance with the terms of its governance requirements for the purpose of obtaining the Buyer Unitholder Approval.

          “Closing” has the meaning set forth in Section 4.1.

          “Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

          “Closing Deadline” means the date forty five (45) days after the Expiration Date.

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Confidentiality Arrangements” has the meaning set forth in Section 2.5(b).

          “Contract” means any agreement, contract, obligation, promise, license, note, lease or undertaking (whether written or oral) that is legally binding.

          “Deed” means (i) a quitclaim deed, in form and substance reasonably acceptable to Buyer and Seller, transferring title to the Owned Real Property, or (ii) if reasonably required by the Title Company to issue a Title Commitment for insurable title to the Owned Real Property pursuant to Section 9.5, such other form of special or limited warranty deed as may be acceptable to Seller, provided that such acceptance of said special or limited warranty deed, if required, will not be unreasonably withheld by Seller.

          “Deposit Escrow Agent” means such escrow agent as is mutually acceptable to Buyer and Seller.

          “Deposit Escrow Agreement” means the Deposit and Escrow Agreement of even date herewith among Buyer, Seller and Deposit Escrow Agent, as contemplated by Section 2.7.

          “Documents” means all books, records, files, invoices, Inventory records, product specifications, advertising materials, employment records, customer lists, cost and pricing information, supplier lists, business plans, catalogs, customer literature, quality control records and manuals, research and development files, records and laboratory books, plans, blueprints, specifications, studies, surveys, maps, drawings, analysis, reports, training materials, ownership and operating manuals, credit records of customers, correspondence with Governmental Authorities and modeling, testing and monitoring data and reporting, notifications and plans relating to environmental health and safety matters (including, in each case, all data and other information stored on discs, tapes or other media).

          “Due Diligence Expiration Date” has the meaning set forth in Section 12.1(b).

          “Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

          “Encumbrance” means any charge, lien, claim, mortgage, lease, sublease, hypothecation, deed of trust, pledge, security interest, option, right of use or possession, right of first offer or first refusal, easement, servitude, restrictive covenant, encroachment, encumbrance, judgment, conditional sale or other similar restriction of any kind or nature.

          “Environmental Condition” means that certain release of hydrochloric acid and resulting conditions at the Facility (including any release or threatened release of chloride or other substances to soil and/or groundwater and damage to a concrete containment basin) as more fully described in that certain report of Geotechnical Services, Inc., entitled “Hydrochloric Acid Containment Basin Investigation Freedom Fuels, 4172 19th Street SW, Mason City, Iowa,” and dated August 28, 2009.

          “Equipment” means all furniture, trade fixtures, equipment, computers, machinery, vehicles, apparatus, appliances, implements, signage, supplies and all other tangible personal property of every kind and description owned by Seller, including spare parts, for use in or relating to the Facility, as more fully set forth in Schedule 2.1(b); provided, that the term “Equipment” as used herein shall not include any of the plant equipment identified in Schedule 2.1(a) and included in the term “Facility” as used herein.

          “Excluded Assets” has the meaning set forth in Section 2.2.

          “Excluded Liabilities” has the meaning set forth in Section 2.4.

          “Expiration Date” means the earlier of the following: (i) the date one hundred (100) days after the Effective Date, or (ii) the date three (3) business days after the date on which Buyer Unitholder Approval is obtained pursuant to Section 7.5.

          “Facility” means the biodiesel production plant located on the Owned Real Property, including all buildings, structures, fixtures, and Improvements located on such Owned Real Property, and further including all tanks, piping, racks, controls, and other plant equipment located in or associated with said plant, all as more specifically identified in Schedule 2.1(a).

          “Filing” has the meaning set forth in the recitals.

          “Governmental Authority” means any United States federal, state or local or any foreign government, governmental authority or regulatory or administrative authority or any court, tribunal or judicial body having jurisdiction.

          “Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

          “Hold-Back Escrow Agent” means such escrow agent as is mutually acceptable to Buyer and Seller.

          “Hold-Back Escrow Agreement” means the Hold-Back Escrow Agreement among Buyer, Seller and Hold-Back Escrow Agent, which agreement shall be substantially in the form of Exhibit B attached hereto.

          “Improvements” means all of the structures, parking areas, landscaping, buildings and improvements (in each case if any) situated on the Owned Real Property.

          “Inventory” means (i) all finished biodiesel stored at the Facility; (ii) all Work in Progress; (iii) all finished biodiesel produced at the Facility and in transit to a third party; (iv) all grain and grain-product inputs stored at the Facility; (v) all grain and grain-product inputs stored at third-party facilities, but only to the extent such grain or grain-product inputs are exclusively for use at the Facility; (vi) all bi-products or co-products, located at the Facility or in transit, or in storage for transit, to a third party, created in connection with the production of biodiesel at the Facility; and (vii) all chemicals and other production inputs other than grain or grain products located at the Facility or in transit to, or in storage for transit to, the Facility.

          “Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

          “Liability” means any debt, losses, claim, damage, demand, fine, judgment, penalty, deficiency, liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

          “Loan Documents” means a credit or loan agreement by and between Buyer and Seller or an Affiliate of Seller, as agent, and other banks named therein, and all other documents and instruments contemplated thereby, including such intercreditor agreements as may be required by the lenders to Buyer. The Loan Documents shall include those documents attached hereto in Exhibit C in substantially the form set forth therein.

          “Material Adverse Effect” means a material adverse change in or material adverse effect on the Facility or other Acquired Assets (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole, but excluding (a) any change or effect to the extent that it results from or arises out of (i) the Filing; (ii) the execution and delivery of this Agreement or the announcement thereof or the pendency or consummation of the transactions contemplated hereby; (iii) geopolitical conditions or any outbreak or escalation of hostilities or acts of terrorism or war; (iv) changes in (or proposals to change) Legal Requirements or accounting regulations or principles; (v) any action contemplated by this Agreement or taken at the request of Buyer; (vi) changes in prices or costs of commodities or supplies; (vii) failure of Seller to meet any internal or published projections, forecasts, estimates or predictions in respect of financial or operating metrics; or (viii) any motion, application, pleading or Order filed under or in connection with the Bankruptcy Case; and (b) any change or effect generally applicable to (i) the industries and markets in which the Facility has operated or proposes to operate or (ii) economic or political conditions or the securities or financial markets in any country or region; provided, however, that in the cases of clauses (b)(i) and (b)(ii), only to the extent such change or effect does not affect the Facility or its anticipated operation or any other Acquired Assets, taken as a whole, in a disproportionate manner relative to the other participants in the industries and markets in which the Facility has operated or proposes to operate.

          “Order” means any award, writ, injunction, judgment, order or decree entered, issued, made, or rendered by any Governmental Authority.

          “Owned Real Property” means the real property legally described in Schedule 5.3(a) and any Improvements located thereon, including the Facility.

          “Party” or “Parties” means, individually or collectively, Buyer and Seller.

          “Periodic Taxes” has the meaning set forth in Section 8.1(b).

          “Permits” means those licenses, permits, variances, exceptions, consents, certificates, approvals, clearances and Orders issued by a Governmental Authority, together with any pending applications therefor or in connection therewith.

          “Permitted Encumbrances” means any of the following: (i) any utility easements, leases, or reservations, or other similar rights of others in, or minor defects and irregularities in, title that do not impair the intended use of the subject property or assets; (ii) any Encumbrance or privilege vested in any lessor, licensor or permittor for rent or other obligations solely related to the period after Closing; (iii) any licenses of or other grants of rights to use intellectual property entered into in the ordinary course of business that do not materially impair the ownership or use of the Acquired Assets; (iv) any encumbrances, title exceptions or other imperfections of title caused by or resulting from the acts of Buyer or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees; (v) any liens for Taxes not yet due and payable; (vi) any liens, claims, or other encumbrances relating to or arising from any goods or services requested directly or indirectly by Buyer or any of its Affiliates, employees, officers, directors, agents, contractors, invitees or licensees; and (vii) Encumbrances set forth on Schedule 1.1(c). Permitted Encumbrances shall not include any Unpermitted Liens.

          “Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Authority.

          “Potentially Confidential Information” has the meaning set forth in Section 2.5(b).

          “Pre-Paid Expenses” has the meaning set forth in Section 3.1(c).

          “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority.

          “Proxy Statement” refers to the proxy statement to be filed with the SEC by Buyer pursuant to Section 7.5.

          “Purchase Price” has the meaning set forth in Section 3.1.

          “Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          “SEC” means the United States Securities and Exchange Commission.

          “Seller” has the meaning set forth in the introductory paragraph.

          “Seller’s Knowledge” means, with respect to any matter in question, the actual knowledge (excluding, among other things, constructive and imputed knowledge) of Melanie Tanone with respect to such matter, without making any independent investigation or inquiry or verification. Such words signify only that no information has come to their attention in connection with the transaction contemplated by this Agreement that has given them actual knowledge that statements regarding the matter are not accurate in any material respect.

          “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any transferee or successor liability (by law, contract or otherwise) in respect of any items described in clause (i) above.

          “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

          “Title Commitment” has the meaning set forth in Section 9.5.

          “Title Company” has the meaning set forth in Section 9.5.

          “Title Policy” has the meaning set forth in Section 9.5.

          “Transaction Documents” means this Agreement and any other agreements, instruments or documents entered into pursuant to this Agreement.

          “Transfer Taxes” has the meaning set forth in Section 8.1(a).

          “Unitholder Approval Deadline” has the meaning set forth in Section 7.5(f).

          “Unpermitted Liens” means (i) the liens on and security interests in Acquired Assets listed or described in Schedule 1.1(b), and/or (ii) any Encumbrances to which Buyer makes timely Objection under Section 9.5 as long as said Objection is not waived by Buyer or cured by Seller in accordance with Section 9.5.

          “Work in Progress” means all unfinished biodiesel (or biodiesel components) still involved in the production process (i.e., not finished biodiesel) and located in production devices, piping or elsewhere within the Facility, as well as all grains and grain products still involved in the production process (i.e., not yet ready to be marketed), located anywhere and intended for use in operation of the Facility.

                    1.2          Other Definitions and Interpretive Matters

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

                            (i)          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $means U.S. dollars.

                            (iii)        Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa.

                            (v)         Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(vi) Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.

                            (vii)       Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                        (b)           No Strict Construction. Buyer, on the one hand, and Seller, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Seller, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limitation as to the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2
PURCHASE AND SALE

                    2.1           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, free and clear of any Encumbrances (except for Permitted Encumbrances and subject to Article 8), to Buyer, and Buyer shall purchase, all right, title and interest of Seller in, to or under the following (collectively, the “Acquired Assets”):

(a) the Facility;

(b) the Equipment;

(c) the Inventory;

(d) subject to Section 2.5, the Assigned Contracts;

(e) the Owned Real Property, together with all of the Improvements;

(f) the Additional Designated Assets;

                         (g)           to the extent reasonably practicable and permitted by applicable Legal Requirements, all domain names, telephone, telex and telephone facsimile numbers and other directory listings relating to the Facility;

                         (h)           to the extent available and permitted by applicable Legal Requirements, all Documents that relate primarily to any of the Acquired Assets specified in this Section 2.1, provided that Seller may retain copies of such Documents; and

                         (i)           subject to Section 2.5 and Article 7, (i) all Permits held by Seller relating to the Facility that can be transferred to Buyer under applicable Legal Requirements with or without Governmental Authority approval, and (ii) such transferable Permits that were issued to an owner of the Facility and are either assigned to Seller pursuant to the Bankruptcy Order or are in the process of transfer to Seller pursuant to a request pending with a Governmental Authority (collectively, such Permits referenced in clauses (i) and (ii) of this paragraph herein are referred to as the “Transferable Permits”).

                    2.2           Excluded Assets. The Acquired Assets shall not include any other assets of Seller (such assets other than the Acquired Assets, collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, the Acquired Assets shall not include, and the Excluded Assets will include, the following:

(a) the Purchase Price delivered to Seller pursuant to this Agreement;

(b) all cash and cash equivalents of Seller, including checks, commercial paper, treasury bills, certificates of deposit and other bank deposits;

(c) any rights, claims or causes of action of Seller under this Agreement or any other Transaction Document; and

(d) any other assets acquired by Seller pursuant to the Bankruptcy Order that are not expressly identified as “Acquired Assets” in Section 2.1.

                    2.3           Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to discharge, when due (in accordance with their respective terms and subject to the respective conditions thereof), only the following Liabilities (collectively, the “Assumed Liabilities”) and no others:

                         (a)           all executory obligations for future performance under the Assigned Contracts for the period commencing on the Closing Date, and all other Liabilities under the Assigned Contracts and Transferable Permits relating to events or circumstances first arising and accruing after the Closing Date;

(b) all obligations relating to any Confidentiality Arrangements and Potentially Confidential Information relating to the Acquired Assets to the extent provided in Section 2.5; and

(c) Seller’s Liability for Taxes to the extent provided in Section 8.1.

Buyer agrees to indemnify and hold Seller harmless from any and all claims, costs or other Liabilities, including reasonable attorneys’ fees, arising with respect to the Assumed Liabilities or any and all Liabilities arising from ownership of the Acquired Assets, operation of the Facility, and incidents and occurrences after the Closing Date.

                    2.4           Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of Seller other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”).

                    2.5           Assignments

                         (a)           Seller shall transfer and assign all Assigned Contracts and Transferable Permits to Buyer, and Buyer shall assume all Assigned Contracts and Transferable Permits from Seller, as of the Closing Date. The costs and responsibility for obtaining any consents from third parties required therefor shall be borne by Buyer, it being understood and agreed that subject to the further terms of this Section 2.5 and Article 7, Seller shall provide reasonable cooperation in connection therewith as required by this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Assigned Contract or Permit if an attempted assignment without the consent of a third party (including any Governmental Authority, which consent has not been obtained prior to the Closing), would constitute a breach of any obligation, violation of any applicable law or regulation, or in any way adversely affect the rights of Buyer or Seller thereunder.

                         (b)           The Acquired Assets (including the Facility, Equipment and Assigned Contracts) include agreements, plans, specifications, information, data, designs, software, processes, work product, and other materials that may be proprietary, confidential and/or otherwise non-public (herein collectively referred to as “Potentially Confidential Information,”) and said Potentially Confidential Information may be subject to confidentiality, licensing, trade secret, copyright, and/or other intellectual-property limitations, restrictions or agreements with third parties (herein collectively referred to as “Confidentiality Arrangements”) that may be applicable to the Acquired Assets or to assignment of said Acquired Assets to Buyer as contemplated by this Agreement. Buyer acknowledges that Seller has disclosed to Buyer that such Confidentiality Arrangements may be applicable to the Acquired Assets or the assignment thereof, but Seller is not aware of the scope, terms, conditions, existence or other elements, if any, of such Confidentiality Arrangements (including any limitations or restrictions with regard to Seller’s right, title and interest, if any, regarding Potentially Confidential Information), and Buyer further acknowledges that the Closing of the transactions contemplated by this Agreement shall represent Buyer’s agreement that it has assumed any and all Liabilities with respect to Potentially Confidential Information and Confidentiality Arrangements arising from or related to any or all of the Acquired Assets. The Parties further acknowledge and agree that it shall be Buyer’s sole obligation to obtain any necessary approvals, consents or other agreements from any and all Persons with respect to any Potentially Confidential Information or Confidentiality Arrangements, provided that Seller shall reasonably cooperate with Buyer in endeavoring to obtain such approvals, consents or other agreements (including reasonably cooperating with Buyer in connection with any actions required of Buyer pursuant to the immediately following sentence in this Section 2.5(b)), but Seller shall not be required to make any expenditure or incur any obligation on its own or on behalf of Buyer. Without limiting the generality of the foregoing provisions of this Section 2.5, before Seller delivers to Buyer any of the Assigned Contracts in connection with the due-diligence investigation contemplated by Section 7.4, Buyer shall first deliver to Seller, in a form reasonably satisfactory to Buyer, (i) a written agreement with respect to each such Assigned Contract, executed by the parties thereto, authorizing Seller to deliver said Assigned Contract to Buyer regardless of any Confidentiality Arrangements, and providing Buyer with the right to receive such Assigned Contract and any Potentially Confidential Information contained therein or relating thereto, and (ii) proof of Buyer’s compliance with any terms or conditions applicable to Seller’s delivery to Buyer of such Assigned Contract; except that if, with respect to any Assigned Contract, Buyer provides Seller with written confirmation, signed by all parties to said Assigned Contract, that there are no Confidentiality Arrangements applicable to said Assigned Contract and that Seller may deliver and assign said Assigned Contract to Buyer without any further action on the part of Seller, Buyer or any other Person, Seller thereafter shall deliver said Assigned Contract to Buyer in connection with the due-diligence process under Section 7.4 and assign said Assigned Contract to Buyer in accordance with this Article 2.

(c) With respect to Assigned Contracts:

(i) Buyer agrees to use commercially reasonable efforts to enter into novation agreements whereby Buyer will assume, and Seller will be released from, all obligations under the Assigned Contracts.

                            (ii)         If with respect to any Assigned Contract any required consent is not obtained or such assignment is not attainable, then such Assigned Contract shall not be transferred hereunder and, subject to the satisfaction or waiver of the other conditions to Closing, the Closing shall proceed with respect to the remaining Acquired Assets without any reduction in the Purchase Price, and Seller shall reasonably cooperate with Buyer in endeavoring to obtain such consent for a period of 180 days after the Closing Date, provided, however, that if any such consent is not obtained within said 180 day period, Seller shall have no further obligations with respect to obtaining such consent, and the absence of such consent and/or inability to transfer such Assigned Contract to Buyer shall not be considered a breach of this Agreement, and Buyer shall have no further rights or remedies with respect to such Assigned Contract (including any claim that this Agreement has been breached or is invalid due failure of consideration, mistake or other grounds). Nothing in this Section 2.5(c)(ii) shall require Seller to make any expenditure or incur any obligation on its own or on behalf of Buyer.

                         (d)           With respect to Transferable Permits, Buyer, on the one hand, and Seller, on the other hand, shall take all reasonable actions to provide or submit any notifications, forms, requests, applications or other reasonably necessary documents in order to notify, or obtain consents, approvals or waivers from any applicable Governmental Authorities or other Person, necessary to facilitate the transfer of any Transferable Permits to Buyer. If any Transferable Permit is not able to be so transferred on or before the Closing, and Buyer needs such Transferable Permit to conduct or operate the Facility, Buyer shall use its commercially reasonable efforts and make every good faith attempt (and Seller shall reasonably cooperate with Buyer) to obtain a substantially equivalent Permit, and Seller shall provide any consent from Seller reasonably necessary to authorize the use by Buyer of such Permit. If within 180 days after the Closing Date, Buyer has not obtained any such Transferable Permit or a substantially equivalent Permit, Seller shall have no further obligations under this paragraph, and the inability of Buyer to obtain such Transferable Permit or a substantially equivalent Permit shall not be considered a breach of this Agreement, and Buyer shall have no further rights or remedies with respect to such Transferable Permit or a substantially equivalent Permit (including any claim that this Agreement has been breached or is invalid for failure of consideration, mistake or other grounds), provided, however, that nothing in this paragraph shall modify or affect any obligations of Buyer under the Loan Documents to obtain any and all necessary approvals, clearances consents or other authorizations (including any Permits) from any applicable Governmental Authority and/or to comply with any and all applicable Legal Requirements. Nothing in this Section 2.5(c) shall require Seller to make any expenditure or incur any obligation on its own or on behalf of Buyer.

                    2.6           Further Assurances. In furtherance and not in limitation to the rights and obligations set forth in Section 7.2, at the Closing, and at all times thereafter as may be necessary, but subject to the terms of Section 2.5 and Article 7, Seller shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer all of Seller’s right, title and interest in and to the Acquired Assets and to comply with the purposes and intent of this Agreement and such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller and assumption by Buyer of the Assigned Contracts and to effectuate the transfer of the Transferable Permits, and Seller, on the one hand, and Buyer, on the other hand, shall use its reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to consummate the transactions contemplated by this Agreement.

                    2.7           Escrow Deposit. Provided that this Agreement has not been terminated on or prior to the Expiration Date pursuant to Article 12, Seller, on the Expiration Date, shall deposit the amount of $250,000 (the “Deposit”) with the Deposit Escrow Agent, pursuant to the terms of the Deposit Escrow Agreement, as earnest money in connection with this Agreement. From and after the Expiration Date, if the Agreement has not been terminated by either Party on or prior to said Expiration Date, the Deposit shall be non-refundable to Buyer in all circumstances. The Deposit shall be held in escrow and subsequently released to Seller on the Closing Date or earlier termination of this Agreement pursuant to the terms of the Deposit Escrow Agreement, except that if the transactions contemplated herein are closed on or before the Closing Deadline, then the Deposit shall be credited toward the Purchase Price to the extent set forth in Section 3.1.

ARTICLE 3
PURCHASE PRICE

                    3.1          Purchase Price. The purchase price (the “Purchase Price”) for the purchase, sale, assignment and conveyance of Seller’s right, title and interest in, to and under the Acquired Assets shall consist of:

(a) the assumption by Buyer at Closing of the Assumed Liabilities; and

                         (b)          the payment to Seller of $10,000,000 in cash at Closing by wire transfer or other immediately available funds to such account or accounts as shall be specified by Seller, provided, the foregoing cash payment shall be reduced at Closing by the amount of the Hold Back deposited by Buyer with the Deposit Escrow Agent pursuant to Section 8.6, and provided further, that as long as the Closing occurs by the Closing Deadline, then Seller shall receive a credit up to the amount of the Deposit against said $10,000,000, but only to the extent that at Closing Seller actually receives such Deposit and there are no other claims pending against such Deposit; and

                         (c)          the payment to Seller of an amount equal to any prepaid charges and expenses of Seller set forth on Schedule 3.1(c) (the “Pre-Paid Expenses”) incurred by Seller, to the extent Buyer will receive after the Closing Date the goods and/or services for which such expenses have been incurred.

                    3.2           Discharge of Assumed Liabilities After Closing. Buyer shall pay, perform or satisfy the Assumed Liabilities from time to time and as such Assumed Liabilities become due and payable or are required to be performed or satisfied in accordance with their respective terms.

                    3.3           Allocation of Purchase Price. The Purchase Price will be allocated among the Acquired Assets as set forth in Schedule 3.3 (which Schedule 3.3 may be updated and otherwise modified from time to time by mutual written agreement of Buyer and Seller).

ARTICLE 4
CLOSING

                    4.1          Closing Date. Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”) shall take place at the office of Leonard, Street and Deinard, Minneapolis, Minnesota or such other place as mutually agreed to by the Parties, and such Closing shall occur no later than the third (3rd) Business Day following the date on which the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived (other than the conditions which by their nature are to be satisfied at the Closing, provided, however, that in no event shall the Closing occur later than the Closing Deadline unless Buyer and Seller mutually agree to such later date. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

                    4.2          Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) the Purchase Price;

(b) the Bill of Sale, and Assignment and Assumption Agreement, each of which shall be in the form set forth in Schedule 4.3(a) hereto, duly executed by Buyer;

(c) each other Transaction Document to which Buyer is a party, duly executed by Buyer;

(d) the certificates of Buyer to be received by Seller pursuant to Sections 10.1 and 10.2;

(e) a copy of Buyer’s certificate of formation or organization, certified as of a recent date by the Secretary of State of the State of Iowa;

(f) a certificate of existence of Buyer issued as of a recent date by the Secretary of State of the State of Iowa;

                         (g)          a certificate of any authorized manager or member of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to (i) there having been no amendments to the certificate of formation or organization of Buyer since the date of the certified certificate of formation delivered pursuant to Section 4.2(f); (ii) complete copies of Buyer’s operating agreement, member control agreement, limited liability company agreement, bylaws and/or other similar governing documents; (iii) Buyer’s authorization to execute and perform its obligations under the Transaction Documents to which Buyer is a party; and (iv) incumbency and signatures of the managers or members executing the Transaction Documents;

(h) a duly executed closing statement, in form and substance reasonably satisfactory to Seller; and

                         (i)          such other assignments, other good and sufficient instruments of assumption and transfer or other documents, in form reasonably satisfactory to Seller, as Seller may reasonably request to transfer and assign the Assumed Liabilities to Buyer.

4.3 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) the Bill of Sale, Assignment and Assumption Agreement, and Deed, each of which shall be in the form set forth in Schedule 4.3(a) hereto, duly executed by Seller;

(b) each other Transaction Documents required by this Agreement to which Seller is a party, duly executed by Seller;

                         (c)          title certificates, to the extent that Seller is in possession of the same, for each Acquired Asset, the ownership of which is evidenced thereby, and a release or termination of each of the Unpermitted Liens, to be delivered following the consummation of transactions contemplated to close contemporaneously with the Closing; provided that Seller shall reasonably cooperate with Buyer to obtain title certificates not in Seller’s possession and to transfer the same to Buyer, and provided further that nothing in this Section 4.3(c) shall require Seller to make any expenditure or incur any obligation on its own or on behalf of Buyer.

(d) the certificates of Seller to be received by Buyer pursuant to Sections 9.1 and 9.2;

(e) a copy of Seller’s certificate of formation, certified as of a recent date by the Secretary of State of the State of Minnesota;

(f) a certificate of good standing of Seller issued as of a recent date by the Secretary of State of the State of Minnesota;

                         (g)          a certificate of any authorized manager or member of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to (i) there having been no amendments to the certificate of formation of Seller since the date of the certified certificate of formation delivered pursuant to Section 4.3(d); (ii) Seller’s authorization to execute and perform its obligations under the Transaction Documents to which Seller is a party; and (iii) incumbency and signatures of the managers or members executing the Transaction Documents;

(h) a duly executed closing statement, in form and substance reasonably satisfactory to Buyer; and

                         (i)          such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all the right, title and interest of Seller in, to or under any or all the Acquired Assets, together with keys and security codes to locks on any and all doors to the Improvements on the Owed Real Property.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as follows:

                    5.1          Organization and Good Standing. Seller is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

                    5.2          Authority; Validity. Seller has the requisite limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which Seller is a party and to consummate the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and such other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated herein and therein has been duly and validly authorized by all requisite limited liability company action. This Agreement has been duly and validly executed and delivered by Seller and each other Transaction Document required to be executed and delivered by Seller at the Closing will be duly and validly executed and delivered by Seller at the Closing. This Agreement and the other Transaction Documents constitute, with respect to Seller, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.

                    5.3          No Conflict. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions provided for herein and therein will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Seller under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate of formation or organization, operating agreement, member control agreement, limited liability company agreement, bylaws or other similar governing documents of Seller, (c) any Order or (d) any Legal Requirement.

                     5.4          Owned Real Property.

(a) Schedule 5.4(a) lists, as of the Effective Date, all real property acquired by Seller pursuant to the Bankruptcy Order.

                         (b)          Except as set forth on Schedule 5.4 (b), Seller has not received written notice of any (i) condemnation, eminent domain, expropriation or similar Proceeding applicable to the Owned Real Property, (ii) Proceeding to change the zoning classification of any portion of the Owned Real Property or (iii) imposition of any special assessments for public betterments affecting the Owned Real Property, which in the case of each of clauses (i), (ii) and (iii) would have, individually or in the aggregate, a Material Adverse Effect.

5.5 Title; Liens and Encumbrances.

(a) Seller has not (i) granted any lien or security interest on or in any Acquired Asset or (ii) assigned any rights under the Bankruptcy Order.

(b) Seller owns and has title to each of the Acquired Assets pursuant to the terms of the Bankruptcy Order, a copy of which is attached hereto as Exhibit A.

                    5.6         Litigation. Except for the Bankruptcy Case or any actions, pleadings, Orders or Proceedings in connection with said Bankruptcy Case, including the Bankruptcy Order: (a) there are no Proceedings pending, or to the Seller’s Knowledge, threatened, against the Seller with respect to the Acquired Assets; (b) to the Seller’s Knowledge, there are no Proceedings pending or threatened against the Acquired Assets; (c) no judgments have been filed of record with any Governmental Authority against Seller with respect to the Acquired Assets; and (d) to the Seller’s Knowledge, no judgments have been filed of record with any Governmental Authority against the Acquired Assets.

                    5.7         Employment Matters. Seller does not have any employees. Seller has no written or oral employee benefit plans.

                    5.8         Assigned Contracts. To Seller’s Knowledge, no party to any Assigned Contract other than Freedom Fuels is in material breach or default thereunder, except for any breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect.

                    5.9         Brokers or Finders. Neither Seller nor any Person acting on behalf of Seller has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Buyer is or will become liable, and Seller shall hold harmless and indemnify Buyer from any claims with respect to any such fees or commissions.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

                    6.1         Organization and Good Standing. Buyer is a limited liability company, duly organized and validly existing under the laws of the State of Iowa.

                    6.2         Authority; Validity. Buyer has the requisite limited liability power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all requisite limited liability company actions in respect thereof. The consummation by Buyer of the transactions contemplated herein have been duly and validly authorized by all requisite limited liability company actions in respect thereof, provided that the Closing of said transactions by Buyer is subject to Buyer Unitholder Approval in accordance with Section 7.5(f). This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a party will be duly and validly executed and delivered by Buyer at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity.

                    6.3           No Conflict. The execution and delivery of this Agreement and the other Transaction Documents, and the consummation of the transactions as provided for herein and therein, will not result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under (a) any agreement, indenture, or other instrument to which it is bound, (b) the certificate of formation or organization, operating agreement, member control agreement, limited liability company agreement, bylaws or other similar governing documents of Buyer, (c) any Order or (d) any Legal Requirement.

                    6.4           Availability of Funds. Buyer at the Closing will have at least $4,000,000.00 in immediately available funds, exclusive of amounts available to be borrowed under the Loan Documents, to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

                    6.5           Litigation. There are no Proceedings pending or, to the knowledge of Buyer, threatened, that would affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

                    6.6           Brokers or Finders. Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which Seller is or will become liable, and Buyer shall hold harmless and indemnify Seller from any claims with respect to any such fees or commissions.

ARTICLE 7
ACTION PRIOR TO THE CLOSING DATE

                    7.1           Operations Prior to the Closing Date. Seller covenants and agrees that, after the Effective Date and prior to the Closing Date, Seller agrees that it will not sell, lease, transfer or dispose of any Acquired Assets, grant any new mortgage or security interest on any Acquired Assets in addition to the Permitted Encumbrances and/or Unpermitted Liens, or modify or amend any Assigned Contract except as may be approved in writing by Buyer.

                    7.2           Governmental Consents; Commercially Reasonable Efforts.

                         (a)          To Seller’s Knowledge, in order for Buyer to operate the Facility, Buyer will be required to have the Permits identified in Schedule 7.2(a) transferred to Buyer by Governmental Authorities or otherwise issued by Governmental Authorities in Buyer’s name, which transfer or issuance will be in the discretion of such Governmental Authorities having jurisdiction with respect to such Permits, and Seller makes no representation or warranty that Buyer will be able to obtain the approval of such Governmental Authorities with respect to such transfer or issuance. Further, Seller makes no representation or warranty as to whether any Permits in addition to or substitution for said Permits identified in Schedule 7.2(a) may be required by any Governmental Authority and/or under any Legal Requirement.

                         (b)          Subject to Section 2.5, Seller, on the one hand, and Buyer, on the other hand, shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied; (ii) the obtaining of all necessary Governmental Authorizations (including those referenced in paragraph (a) immediately above) and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority; (iii) the defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; (iv) subject to the provisions of Section 2.5 and Section 2.6, the taking of all reasonable acts necessary to effectuate the transfer of the Assigned Contracts and Transferable Permits; and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

                         (c)          With the exception of any communication or filing involving Buyer and the SEC, to which this Section 7.2(c) shall not apply and which instead shall be governed by Section 7.5 (including without limitation, the filing of the Proxy Statement and periodic reports on Forms 10-K, 10-Q and 8-K, including for purposes of making public any private member communication), the parties agree as follows: (i) Seller, on the one hand, and Buyer, on the other hand, (x) shall promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval, and (y) shall permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto; (ii) none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance (unless such consultation is not permitted by applicable Legal Requirements) and, to the extent permitted by any such Governmental Authority, gives the other Party the opportunity to attend and participate thereat, in each case to the maximum extent practicable; and (iii) subject to any restrictions under applicable Legal Requirements, Buyer, on the one hand, and Seller, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work-product doctrine) or any such filing, notification or request for approval. Each Party also shall furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval. No Party shall be required by this Section 7.2 to provide any communication or information, or take any other action, that would violate any Legal Requirement or confidentiality agreement or that would cause the loss of any protections provided by the attorney-client privilege or work-product doctrine.

                    7.3          Operating Permits. As soon as practicable following the Effective Date, Buyer shall file all applications and undertake all activities reasonably necessary to obtain from any Governmental Authority with jurisdiction over the Facility or the operations thereof, any and all such approvals, consents, or other authorizations or Permits necessary for Buyer or any agents or affiliates thereof to produce biodiesel or any co-products, bi-products or wastes associated with such biodiesel production or otherwise to operate the Facility.

                    7.4          Due Diligence. From the Effective Date until the earlier of the Due Diligence Expiration Date or the termination of this Agreement:

                        (a)          Seller shall furnish to Buyer and its authorized Representatives such additional information relating to the Facility or other Acquired Assets as Buyer shall reasonably request and shall permit Buyer to make reasonable investigations of the Facility and the other Acquired Assets and have reasonable access to the Facility to complete its due diligence, provided that Buyer shall be obligated to obtain all consents or approvals required by, and otherwise comply with the terms of, Section 2.5(b), and Seller’s duties under this Section 7.4 shall be subject to Buyer’s compliance with said Section 2.5(b). Without limiting the generality of the foregoing, Seller shall furnish Buyer, with respect to the Owned Real Property, any existing surveys, legal descriptions and title policies that are in the possession of Seller.

                        (b)          Buyer shall furnish to Seller and its authorized Representatives such additional information relating to Buyer as Seller shall reasonably request and shall permit Seller to make reasonable investigations of Buyer’s financial records and other documentation and information in Buyer’s possession that may be relevant to the transactions contemplated herein.

                        (c)          Each Party and its officers, directors, employees, agents and representatives (including legal, accounting and financial advisors) shall treat all documentation and information received pursuant to the due-diligence investigation contemplated in this Section 7.4 as strictly confidential, and shall not disclose such documentation or information to any Person, other than said Party’s officers, directors, employees, agents and/or representatives in connection with the evaluation thereof and consummation of the transactions contemplated herein, except to the extent (a) such disclosure is required by any law, rule or regulation, or by any Governmental Authority, (b) such documentation and information is or becomes generally available to the public other than as a result of a disclosure by the Party receiving such documentation and information hereunder or by any of its officers, directors, employees, agents and/or representatives, (c) such documentation and information was obtained by the Party receiving the same hereunder, or by any of its officers, directors, employees, agents and/or representatives, on a non-confidential basis before or after said receipt pursuant to this Agreement, from someone other than the Party delivering such documentation and information hereunder or its officers, directors, employees, agents and/or representatives. In the event that the transactions contemplated herein are not consummated and this Agreement is terminated, the Party receiving such confidential documentation and information hereunder and its officers, directors, employees, agents and/or representatives shall, upon the request of the disclosing Party, return to the disclosing Party or destroy all materials received pursuant to this Section 7.4.

                        (d)          Subject to Section 9.5, Buyer shall cooperate with Seller in all reasonable respects in connection with Seller obtaining the Title Commitment and documentation related thereto; provided that Seller shall not be required to provide an updated survey of the Owned Real Estate, but Seller shall, to the extent required by the Title Company to issue the Title Policy, reasonably cooperate with Buyer in obtaining an update of the existing survey of the Owned Real Estate, and provided further that nothing in this Section 7.4(d) shall require Seller to make any expenditure or incur any obligation on its own or on behalf of Buyer.

7.5 Preparation of the Proxy Statement; Unitholder Meeting.

                         (a)          As soon as practicable following the date of this Agreement, but in no event later than thirty (30) days after the Effective Date, Buyer shall prepare and file the Proxy Statement with the SEC. Seller shall have a reasonable opportunity to review the Proxy Statement and any supplement thereto prior to the filing or submission thereof to the SEC.

                         (b)          Buyer, after filing the Proxy Statement, shall as promptly as practical provide to or file with the SEC, to the extent required by applicable Legal Requirements, any additional information with respect to or any supplement or amendment to the Proxy Statement as required by the SEC, or take such other action as is required by the SEC in connection with the filing of the Proxy Statement.

                         (c)          If at any time prior to the Buyer Unitholder Meeting (as defined below), any information relating to Seller or Buyer, or any of their respective Affiliates, directors or officers, or any of transactions contemplated by this Agreement, is discovered by Buyer such that Buyer determines that, under applicable Legal Requirements, said information must be set forth in an amendment or supplement to the Proxy Statement, Buyer (i) shall promptly notify Seller of such determination, and (ii) as soon as practical after such discovery, shall promptly file with the SEC an amendment or supplement describing such information, and, to the extent required by applicable Legal Requirements, disseminate such information to the unitholders of Buyer.

                         (d)          Buyer, as soon as practical following receipt of notification from the SEC that it has no further comments on the Proxy Statement, and subject to compliance with SEC requirements and the requirements of Buyer’s operating agreement and applicable Legal Requirements, shall establish a record date for, duly call, give notice of, convene and hold a special meeting of its unitholders (the “Buyer Unitholder Meeting”) for the purpose of obtaining the Buyer Unitholder Approval. Buyer, through its Board of Directors, subject to the fiduciary duties of said Board, shall recommend to Buyer’s unitholders approval of the transactions contemplated herein in accordance with the terms of this Agreement.

                         (e)          Buyer shall promptly notify Seller in writing when (i) Buyer has received notification from the SEC that it has no further comments on the Proxy Statement, and (ii) the Buyer Unitholder Approval has been obtained or has been denied at the Buyer Unitholder Meeting.

                         (f)          Notwithstanding anything else provided in this Agreement, and regardless of any actions or efforts taken by Buyer or by any other party (including the SEC, the Board of Directors of Buyer, or the unitholders of Buyer), if for any reason Buyer Unitholder Approval has not been obtained by Buyer on or before the date one hundred (100) days after the Effective Date (the “Unitholder Approval Deadline”), then Seller shall have the right to terminate this Agreement pursuant to Article 12. In the event that Seller exercises any such termination right at any time after the expiration of the Unitholder Approval Deadline, Seller thereafter shall have no further obligations under this Agreement, provided, that Seller shall be entitled to have the Deposit disbursed immediately to it under the Deposit Escrow Agreement and Section 2.7 notwithstanding the exercise of such termination right.

ARTICLE 8
ADDITIONAL AGREEMENTS

8.1 Taxes. Solely in the event of and following the Closing:

                         (a)          Seller shall be responsible for paying, when due, any and all sales, use, property transfer, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Acquired Assets (“Transfer Taxes”), provided that the actual amount of such Transfer Taxes and any out-of-pocket expenses incurred in connection with the preparation and filing of any Tax Returns in connection with such Transfer Taxes shall be shared equally by Seller and Buyer. After Seller has paid such Transfer Taxes and any costs of preparing the applicable Tax Returns, Seller shall invoice Buyer for Buyer’s share of such amounts, and Buyer shall promptly reimburse Seller for Buyer’s share of the same. Seller and Buyer shall use reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Acquired Assets from any such Transfer Taxes. Seller shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes. In the event any such Tax Return requires execution by Buyer, Seller shall prepare and deliver to Buyer a copy of such Tax Return at least five days before the due date thereof, and Buyer shall, subject to its review and approval of such Tax Return, promptly execute such Tax Return and deliver it to Seller, which shall cause it to be filed.

                         (b)          All real and personal property Taxes, similar ad valorem obligations levied with respect to the Acquired Assets and other similar obligations (“Periodic Taxes”) payable in the year 2010 (regardless of the year for which such Periodic Taxes have been or are assessed) shall be prorated between Buyer and Seller as of the Closing Date. Buyer shall be responsible for preparing and filing any and all Tax Returns required to be filed after the Closing Date with respect to Periodic Taxes; provided, however, that such Tax Returns shall, to the extent they relate to a taxable period included in the period ending with and including the Closing Date, be subject to the review and approval of Seller, which approval shall not be unreasonably withheld or delayed. All Periodic Taxes payable after the year 2010 (regardless of the year for which such Periodic Taxes have been or are assessed) shall be borne by Buyer.

                         (c)          Without limiting the generality of the foregoing clause (b), Seller shall pay its allocable share of the fiscal year 2009/2010 real estate Taxes due in fiscal year 2010/2011, prorated through the Closing Date, and any unpaid real estate Taxes payable in prior years. Buyer shall pay all subsequent real estate Taxes. Seller shall pay on the Closing Date any installments of any special assessments which are a lien on the Property as of the Closing Date to the extent such special-assessment installments are actually due prior to the Closing Date. Buyer shall pay all other special assessments or installments not payable by Seller.

                         (d)          Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Facility and the other Acquired Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claims, suit or proceeding relating to any Tax; provided, however, that neither Buyer nor any Seller shall be required to disclose the contents of its income Tax Returns to any Person. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1(c) shall be borne by the Party requesting it.

                    8.2          Payments Received. Seller and its Affiliates, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other and will account to the other for all such receipts.

                    8.3          No Other Representations or Warranties.

                        (a)          Buyer acknowledges that, except for the representations and warranties contained in Article 5, neither Seller nor any other Person on behalf of Seller makes in this Agreement, or has made verbally or in writing in any other instrument or document other than the Agreement, any express or implied representation or warranty with respect to Seller or any of the Acquired Assets (including representations and warranties as to title to or the condition of the Facility or any other Acquired Assets or as to any Confidentiality Arrangements or Potentially Confidential Information with respect to the Assigned Contracts or any other Acquired Assets) or with respect to any information provided by or on behalf of Seller to Buyer. Buyer’s acceptance of the Deed pursuant to Article 4 of this Agreement shall constitute Buyer’s acknowledgement and agreement (i) that neither Seller nor any Person on behalf of Seller has made any written or verbal warranty or representation of any kind with respect to the Acquired Assets, Assumed Liabilities or Excluded Liabilities; (ii) that Buyer has not relied upon any written or verbal representation or warranty made by Seller or any other Person on behalf of Seller with respect to the Acquired Assets, Assumed Liabilities or Excluded Liabilities; (iii) that Buyer has had such opportunity as it considers adequate to inspect and examine the Facility and other Acquired Assets, and Buyer in fact has conducted such inspections and examinations and such other due diligence as it considers reasonable and necessary; and (iv) that based upon said inspections, examinations and other due diligence, Buyer has determined that the Acquired Assets in their condition as of the Closing (which condition shall be “AS IS,” “WHERE IS” and “WITH ALL FAULTS” pursuant to Section 8.4) is fit for and compatible with Buyer’s intended use and purposes.

                        (b)          In connection with investigation by Buyer, Buyer has received or may receive from Seller certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that Seller make no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

                    8.4          Acquired Assets “AS IS”; Buyer’s Acknowledgment Regarding Same. Buyer agrees, warrants and represents that (a) subject to the representations, warranties, terms and conditions contained in this Agreement, Buyer is purchasing the Acquired Assets on an “AS IS,” “WHERE IS” and “WITH ALL FAULTS” basis as of the Closing Date based solely on Buyer’s own investigation of the Acquired Assets and (b) except as set forth in this Agreement, neither Seller nor any broker or other Representative of Seller has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Acquired Assets, any part of the Acquired Assets, the financial performance of the Acquired Assets, or the physical or environmental condition of the Acquired Assets. Buyer further acknowledges that the consideration for the Acquired Assets specified in this Agreement has been agreed upon by Seller and Buyer after good-faith arms-length negotiation in light of Buyer’s agreement to purchase the Acquired Assets “AS IS,” “WHERE IS,” and “WITH ALL FAULTS”. Buyer agrees, warrants and represents that, except as set forth in this Agreement, Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that Buyer assumes all risks with respect thereto. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE ACQUIRED ASSETS.

                    8.5          Mobilization, Utilities. Buyer hereby acknowledges that the Facility is not in operation as of the Effective Date, and that prior to commencement of operation of the Facility various costs and expenses with respect to mobilization, evaluation and/or start-up may need to be incurred, including, for example, charges relating to utilities, Equipment or components of the Facility to confirm that the same are available and in working order. Buyer shall pay all such mobilization, evaluation and/or start-up costs and expenses regardless of whether the same are incurred before or after the Closing Date; provided, however, that no such mobilization, evaluation and/or start-up costs and expenses for which Buyer will be responsible shall be incurred prior to the Closing Date unless requested, or consented to, by Buyer; and provided further that to the extent that any utility charges have been incurred by Seller prior to the Closing Date for purposes of “mothballing” the Facility, Seller shall be responsible for such utility charges.

                    8.6          Reserve; Certain Insurance Matters.

                        (a)          On the Closing Date, Buyer shall establish a cash reserve in the amount of $250,000 or such lesser amount as is established under subparagraph (b) immediately below (the “Hold Back”). Buyer shall deposit the Hold Back on the Closing Date with the Hold-Back Escrow Agent in cash payable by wire transfer or other immediately available funds which shall be governed by the terms of this Section 8.6 and the Hold-Back Escrow Agreement. Interest shall be payable on the Hold Back as set forth in the Hold-Back Escrow Agreement. The Hold Back shall not be included as part of the Deposit required by Section 2.7.

                        (b)          The Hold Back shall be used solely for the purposes set forth in, and in accordance with, this Section 8.6, Schedule 8.6(a) identifying certain Facility repairs, and Schedule 8.6(b) identifying certain environmental investigatory and corrective actions with respect to the Environmental Condition and the Facility. Within one hundred twenty (120) days after the Effective Date, the Parties shall mutually agree on the scope of work to be completed under Schedule 8.6(a) referenced below. Within sixty (60) days after the Effective Date, the Parties shall mutually agree on the scope of work to be completed under Schedule 8.6(b) referenced below. Each of said agreements shall include necessary line-item details for the work to be performed, time schedules, budgets, and Hold-Back draw procedures; provided, however, that the scopes of work, time schedules and budgets shall be based on reasonable and customary industry standards with respect to the Facility repairs and environmental investigatory and corrective actions contemplated by Schedules 8.6(a) and (b) (collectively, the “Work”); and provided further that the budgets in aggregate for the Work shall not exceed $250,000. If the Parties are not able to mutually agree on the Work (including the time schedules and budgets) required by this subparagraph (b) within sixty (60) days of the Effective Date for the Work contemplated by Schedule 8.6(b) or within one hundred twenty (120) days of the Effective Date for the Work contemplated by Schedule 8.6(a), and Closing hereunder has not yet occurred on or before either of these applicable deadlines, then this Agreement shall terminate unless the Parties otherwise agree on protocols and procedures for implementing this Section 8.6.

                        (c)          Buyer shall complete the Work as contemplated by Schedule 8.6(a) and Schedule 8.6(b), in each case in accordance with the scopes of work and time schedules referenced in subparagraph (b) immediately above and in compliance with all applicable Legal Requirements. Buyer shall be solely responsible for completing the Work, and Seller shall have no responsibility for said Work except for providing funds in connection therewith pursuant to the Hold Back and, if applicable, the Insurance Funds (defined below), in accordance with this Section 8.6. Buyer, at its expense (provided said expense shall include Buyer’s access to the Hold Back and if applicable, Insurance Funds as set forth in this Section 8.6), shall be responsible for completing the Work regardless of the cost thereof, including if such cost exceeds the amounts budgeted pursuant to subparagraph (b) above and/or exceeds the amounts in the Hold-Back and, if applicable, the Insurance Funds.

                        (d)          Upon the mutual agreement and direction of the Parties, as more fully set forth in the Hold-Back Escrow Agreement, the Hold-Back Escrow Agent shall directly disburse funds, on behalf of Buyer, to third parties for payment of the Work that they have performed on behalf of Buyer in accordance with this Section 8.6, up to a maximum amount equal to the (i) the Hold Back, and (ii) if applicable under subparagraph (f) below, the Insurance Funds, provided that such payment shall be subject to the following: (i) such Work has satisfied the requirements of Schedule 8.6(a) and Schedule 8.6(b), as applicable, including the scopes of work and time schedules established in connection therewith; (ii) the Work is completed in compliance with applicable Legal Requirements; (iii) the payments are for reasonable, out-of-pocket expenses actually incurred by Buyer to third parties to complete the Work and (iv) Buyer has satisfied the protocols and procedures governing the Hold-Back Escrow Agreement, including those procedures requiring Borrower to provide evidence, in a form reasonably satisfactory to Seller, of the amounts actually due to such third parties for the Work.

                        (e)          Buyer shall make all requests for payment to third parties pursuant to subparagraph (d) of this Section 8.6 no later than the first annual anniversary of the Closing Date (the “Payment Deadline”). In the event that amounts paid under said subparagraph (d) for the Work performed are less than the amount of the Hold Back, then the undistributed balance of the Hold Back shall be paid to Seller no later than five (5) business days after the expiration of the Payment Deadline.

                        (f)          Seller shall utilize commercially reasonable efforts to obtain any reimbursement or other recovery (“Insurance Funds”) contractually available to Seller from the Chubb Group of Insurance Companies (“Chubb”) under that certain energy industries insurance policy number 3584-88-77-CHI to the extent said policy is applicable to the environmental investigatory and corrective actions required under Schedule 8.6(b). The parties acknowledge that there is no pending claim with Chubb for said Insurance Funds, if any, and no determination has been made by Seller as to whether there is a basis for such claim. If Seller obtains any such Insurance Funds with respect to said environmental investigatory and corrective actions, then Seller shall promptly convey to Buyer such Insurance Funds less any actual costs incurred by Seller in obtaining said Insurance Funds, but only to the extent that the amount of the Hold Back paid pursuant to subparagraph (d) of this Section 8.6 is less than the reasonable, out-of-pocket costs actually incurred by Buyer for the Work. Buyer shall reasonably cooperate with Seller in connection with Seller’s efforts to obtain Insurance Funds under this subparagraph (f), including providing Seller with documentation and other information reasonably requested by Seller with respect to any Work performed by Buyer and any costs incurred in connection with such Work.

                        (g)          In no event shall the aggregate funds disbursed on behalf of Buyer under this Section 8.6 in respect of the Hold Back and if applicable, the Insurance Funds exceed the reasonable, out-of-pocket costs actually incurred by Buyer in completing the Work.

(h) Buyer shall promptly certify in writing to Seller when the Work required under this Section 8.6 has been completed.

                        (i)          Seller shall have the right, but not the duty, to inspect said Work from time to time as it is being performed by Buyer, and within thirty (30) days after Buyer has provided the certification of completion required under subparagraph (h) immediately above. Buyer shall provide Seller with such reports and other information with regard to the status of the completion of the Work, and of the costs incurred in connection therewith, as Seller reasonably requests from time to time.

ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

          The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing or such earlier date as set forth below, of each of the following conditions. To the extent that the deadline for satisfaction of any of the conditions set forth below is on a date prior to the Closing Deadline, Buyer shall be deemed to have waived such condition as a condition precedent to Closing if it does not object in writing, delivered to Seller, on or before the applicable deadline:

                    9.1       Accuracy of Representations. Each of the representations and warranties of Seller contained in Article 5 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

                    9.2       Seller’s Performance. Seller shall have performed and complied with in all material respects the covenants and agreements that Seller is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Buyer shall have received a certificate of Seller to such effect signed by a duly authorized officer thereof.

                    9.3       Seller’s Deliveries. Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

                    9.4       Due Diligence. Buyer shall not have terminated this Agreement, on or before the Due Diligence Expiration Date, in accordance with Section 12.1(b) hereof as a result of its due diligence investigation pursuant to Section 7.4(a).

                    9.5       Title Policy and Objections. Buyer’s Objections (as defined herein), if any, shall have been satisfied or waived pursuant to this Section 9.5:

                      (a)          Seller shall provide to Buyer, by no later than forty-five (45) days after the Effective Date, from First American Title Insurance Company or such other title company mutually agreed upon by the Parties (the “Title Company”), a commitment (the “Title Commitment”) for an owner’s title insurance policy on the Owned Real Property (the “Title Policy”) in form and substance reasonably acceptable to Buyer, insuring Buyer as having fee simple title to the Owned Real Property, subject only to Permitted Encumbrances that Buyer has not objected to or waived pursuant to Section 9.5(c).

                      (b)          Seller shall, to the extent required by the Title Company to issue the Title Policy, reasonably cooperate with Buyer in obtaining an update of the existing survey of the Owned Real Property, provided in connection therewith Seller shall not be required to make any expenditure or incur any obligation on its own or on behalf of Buyer, and Buyer shall be responsible for obtaining any such survey update.

                      (c)          Buyer shall have twenty (20) days after receipt of the Title Commitment to provide Seller with written notice (the “Objections”) specifying any Encumbrances to which Buyer objects and any other alleged defects in the title to the Owned Real Property. Buyer’s failure to provide such Objections within said twenty (20)-day limit shall constitute a waiver of Objections with respect to any matters disclosed in the Title Commitment. Seller, in its sole discretion, may undertake to cure any Objections timely delivered by Buyer in accordance with this Section 9.5, but Seller shall have no obligation to do so. Seller also may elect, in its sole discretion, not to cure any Objections, in which event Seller may elect to terminate this Agreement in accordance with Article 12. If Seller commences to cure any Objection, such election shall not preclude Seller from thereafter, at any time, ceasing such cure and terminating this Agreement pursuant to Article 12. If, in connection with any Objections from Buyer, Seller provides notice of termination in accordance with Article 12, Buyer may thereafter waive any or all Objections, and Seller then may not exercise its termination rights relating to said waived Objection if Buyer provides Seller with written notice of its waiver of said Objection within three (3) business days after receiving Seller’s notice of termination, provided that if Buyer at any time elects to waive less than all of its Objections, nothing shall prevent Seller from exercising its termination rights under Article 12 with respect to any Objection not waived by Buyer. In the event that Buyer makes any timely Objections hereunder, and Seller exercises its cure rights with respect thereto and does not terminate this Agreement in connection therewith, the Title Policy shall be revised, to the reasonable satisfaction of Buyer and Seller, to incorporate any such cure completed or caused by Seller.

                      (d)          The Title Company at Closing shall issue a Title Policy without any material revisions to the Title Commitment except for such revisions made in accordance with subparagraph (c) immediately above to reflect any cure completed or caused by Seller in response to timely Objections from Buyer.

                    9.6        Lien Search Results. Buyer shall have received, at its sole expense, results of UCC, tax, lien, judgment and pending suit searches, confirming the absence of Encumbrances on the Acquired Assets (other than Permitted Encumbrances and the Unpermitted Liens) that would have a Material Adverse Effect; provided, however, that nothing in this Section 9.6 shall affect the representations and warranties of Seller set forth herein.

                    9.7        Damage to Acquired Assets. There shall not have occurred any damage, loss, destruction or condemnation of Acquired Assets that would have a Material Adverse Effect.

                    9.8        Financing. Seller and Buyer shall have entered into the Loan Documents, and all conditions precedent contained in the Loan Documents shall have been satisfied or waived such that the lender(s) under the Loan Documents shall be obligated to advance on the Closing Date $6,000,000 for Buyer to consummate the transactions contemplated by this Agreement.

                    9.9        Buyer Unitholder Approval. Buyer shall have obtained the Buyer Unitholder Approval in accordance with Section 7.5(f).

                    9.10       No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

                    9.11       Governmental Authorizations. Any Governmental Authorizations necessary for consummation of the transactions contemplated by this Agreement shall have been obtained by the Due Diligence Expiration Date.

                    9.12       Consents. Any consents or approvals required of any third parties, including any Persons participating in the transactions contemplated by the Loan Documents, have been obtained by Buyer, provided, that all such third-party consents or approvals, other than the Buyer Unitholder Approval (which shall be subject to the Unitholder Approval Deadline) and other than those from any of the lenders under the Loan Documents, shall have been obtained by the Due Diligence Expiration Date.

                    9.13        IDED. A lien waiver shall have been obtained by Seller, by the Due Diligence Expiration Date, from the Iowa Department of Economic Development (“IDED”) confirming that IDED’s claim in the Bankruptcy Case has been satisfied, waived or otherwise resolved.

                    9.14        Seller’s Cure Rights. In the event that Buyer elects not to close the transactions contemplated by this Agreement because any condition precedent under this Article 9 has not been satisfied, and such condition has not been waived, Buyer shall provide Seller with a written notice specifying each such condition precedent that Buyer asserts has not been satisfied. Upon receipt of such written notice, Seller in its sole discretion shall have the right, but not the obligation, to cure any such unsatisfied condition, but only to the extent that Seller can actually cure such unsatisfied condition. In the event that Seller has completed said cure and caused such conditions to be satisfied in accordance with this Article 9 within twenty (20) days after receiving such written notice from Buyer (or such shorter cure period as applicable to Sections 9.1—9.3 under Article 12), then Buyer shall be required to close the transactions herein contemplated; provided, however, that in the event that any condition shall have been cured by Seller before the termination of the applicable cure-period, then at the election of Buyer, the Closing Date shall be extended by the number of days actually elapsed before the completion of said cure.

ARTICLE 10
CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

          Seller’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

                    10.1     Accuracy of Representations. Each of the representations and warranties of Buyer contained in Article 6 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

                    10.2     Buyer’s Performance. Buyer shall have performed and complied with in all material respects the covenants and agreements that Buyer is required to perform or comply with pursuant to this Agreement at or prior to the Closing, and Seller shall have received a certificate of Buyer to such effect signed by a duly authorized officer thereof.

                    10.3     Buyer’s Deliveries. Each of the deliveries required to be made to Seller pursuant to Section 4.2 shall have been so delivered.

                    10.4     Due Diligence. Seller shall be satisfied with the results of its due diligence investigation pursuant to Section 7.4(b), including any due diligence relating to Buyer’s compliance with the requirements of the Loan Documents, and Seller shall have received any consents or approvals of any Persons necessary for execution of the Loan Documents and consummation of the transactions contemplated by said Loan Documents, including any consents and approvals from any and all participants in the loan to be made pursuant to the Loan Documents.

                    10.5     No Order. No Governmental Authority shall have enacted, issued, promulgated or entered any Order which is in effect and which has the effect of making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

                    10.6     Governmental Authorizations. Any Governmental Authorizations necessary for consummation of the transactions contemplated by this Agreement shall have been obtained.

                    10.7     Consents. Any consents or approvals required of any third parties, including any Persons participating in the transactions contemplated by the Loan Documents, have been provided.

                    10.8     Financing. Seller and Buyer shall have entered into the Loan Documents, and all conditions precedent contained in the Loan Documents shall have been satisfied or waived such that the lender(s) under the Loan Documents shall be obligated to advance on the Closing Date $6,000,000 for Buyer to consummate the transactions contemplated by this Agreement.

                    10.9     IDED. A lien waiver shall have been obtained from the Iowa Department of Economic Development (“IDED”) confirming that IDED’s claim in the Bankruptcy Case has been satisfied, waived or otherwise resolved.

                    10.10   Buyer’s Cure Rights. In the event that Seller elects not to close the transactions contemplated by this Agreement because any condition precedent under this Article 10 has not been satisfied, and such condition has not been waived, Seller shall provide Buyer with a written notice specifying each such condition precedent that Seller asserts has not been satisfied. Upon receipt of such written notice, Buyer in its sole discretion shall have the right, but not the obligation, to cure any such unsatisfied condition, but only to the extent that Buyer can actually cure such unsatisfied condition. In the event that Buyer has completed said cure and caused such conditions to be satisfied in accordance with this Article 10 within twenty (20) days after receiving such written notice from Seller (or such shorter cure period as applicable to Sections 10.1—10.3 under Article 12), then Seller shall be required to close the transactions herein contemplated; provided, however, that in the event that any condition shall have been cured by Buyer before the termination of the applicable cure-period, then at the election of Seller, the Closing Date shall be extended by the number of days actually elapsed before the completion of said cure.

ARTICLE 11
LIMITED EXCLUSIVITY

                    11.1     Buyer’s Limited Exclusive Window. Unless this Agreement has been earlier terminated by either Party in accordance with Article 12, Seller shall not enter into any written or oral agreement or written or oral understanding to sell, agree in writing to sell, or sell the Acquired Assets to any party other than Buyer, including by way of merger, consolidation or other business combination of Seller with such party (hereinafter a “Third-Party Sale”), from the period commencing on the Effective Date and ending at 12:00 midnight Central time on the Expiration Date (such period hereinafter shall be referred to as the “Buyer’s Window”); provided, that in the event that Buyer, in accordance with Section 7.5, on or before the Expiration Date: (a) notifies Seller that Buyer has obtained Buyer Unitholder Approval before expiration of the Unitholder Approval Deadline, and (b) makes the Deposit in compliance with Section 2.7, then the ending date for Buyer’s Window shall be extended until 12:00 midnight Central time on the Closing Deadline.

                    11.2     Seller’s Safe Harbor. The Parties acknowledge and agree that the purpose and effect of Section 11.1 is to provide Buyer with a limited exclusive opportunity to consummate the transactions contemplated by this Agreement during the Buyer’s Window if all of the terms and conditions of this Agreement are satisfied, and that this Article 11 is not intended to impose “no-shop” obligations or restrictions upon Seller. Without limiting the generality of the immediately proceeding sentence, nothing in this Article 11 is intended to limit, restrict or prohibit, and shall not act to limit, restrict or prohibit, the ability or right of Seller or any of its owners, directors, officers, employees, representatives or agents from taking any action, directly or indirectly, to: (A) participate, initiate, engage or otherwise enter in or entertain (including by way of furnishing or disclosing information with respect to the Acquired Assets or providing access to the Acquired Assets for purposes of inspection or evaluation) any communications or negotiations with any third party concerning any sale and purchase or other form of acquisition of the Acquired Assets or any portion thereof (including by way of merger, consolidation or other business combination involving the Seller), or participate, initiate, engage or otherwise enter in or entertain inquiries or proposals concerning, or which could reasonably be expected to lead to, any of the foregoing (collectively, hereinafter a “Potential Acquisition Transaction”); or (B) negotiate or perform any other activity intended or designed to facilitate the efforts of any third party relating to a Potential Acquisition Transaction; provided, that Seller may not enter into any agreement or understanding requiring the Seller to abandon, terminate or fail to consummate the sale of the Acquired Assets to Buyer during Buyer’s Window as contemplated by this Agreement.

ARTICLE 12
TERMINATION

                    12.1     Termination Events. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by either Seller or Buyer:

(i) if a Governmental Authority issues a final, non-appealable ruling or Order prohibiting the transactions contemplated hereby;

(ii) by mutual written consent of Seller and Buyer;

(iii) if the Parties fail to timely agree on the protocols and procedures required by Section 8.6(b) to implement the actions contemplated by Schedules 8.6(a) and (b);

                    (iv)        by written notice to the other Party following the Closing Deadline if the Closing shall not have occurred on or before the Closing Deadline through no fault of (i) Buyer, in the case of notice from Buyer, or (ii) Seller, in the case of notice from Seller; provided, however, that any such termination notice by either Party shall be subject to the cure rights set forth in Article 9 or Article 10, as applicable;

                    (v)         by giving written notice at any time in the event that, on or after the Effective Date (but prior to the Closing Date), either house of the United States Congress votes to reject that certain federal tax program commonly known as the “Biodiesel Credit” or “Blender’s Credit” or if any bill containing such credit is vetoed by the United States President and such veto is not overridden by Congress with the result that the bill is not enacted into law

                    (b)          by Buyer giving timely written notice to Seller on the date thirty (30) days after the Effective Date (the “Due Diligence Expiration Date”) if Buyer is not satisfied in its sole discretion with the results of its due diligence regarding the Acquired Assets pursuant to Section 7.4(a), provided that if Buyer does not give such notice to Seller on or before the Due Diligence Expiration Date, Buyer will be deemed to have waived its right to terminate this Agreement pursuant to this Section 12.1(b);

                    (c)          by Buyer giving timely written notice to Seller on or before the Unitholder Approval Deadline if the Buyer Unitholder Approval shall not have been obtained pursuant to Section 7.5(f), provided that if Buyer does not give such notice to Seller on or before such Unitholder Approval Deadline, Buyer will be deemed to have waived its right to terminate this Agreement pursuant to this Section 12.1(c);

                    (d)          by Buyer giving timely written notice in the event of any breach by Seller of any of Seller’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 9.1, Section 9.2 or Section 9.3 to be satisfied) and the failure of Seller to cure such breach within fourteen (14) days after delivery of written notice from Buyer specifying particularly such breach; provided, that such breach is capable of being cured and Seller, in its sole discretion, elects to cure such breach; and provided further, however, that in the event that any breach shall have been cured before the expiration of the fourteen (14) day cure-period, at the election of Buyer the Closing Date shall be extended by the number of days actually elapsed before the cure of such breach;

                    (e)          by Buyer giving timely written notice in the event that a condition set forth in Sections 9.4 – 9.13 has not been satisfied, unless such condition has been waived, and the failure of Seller to cure such unsatisfied condition within twenty (20) days after delivery of written notice from Buyer specifying particularly such condition; provided, that such unsatisfied condition is capable of being cured and Seller, in its sole discretion, elects to cure such condition in accordance with Section 9.14; and provided further, however, that in the event that any such unsatisfied condition shall have been cured before the expiration of the twenty (20) day cure-period, at the election of Buyer the Closing Date shall be extended by the number of days actually elapsed before the cure of such condition;

                    (f)          by Seller in the event of any breach by Buyer of any of Buyer’s agreements, covenants, representations or warranties contained herein (provided such breach would result in the failure of a condition set forth in Section 10.1, Section 10.2 or Section 10.3 to be satisfied) and the failure of Buyer to cure such breach within fourteen (14) days after delivery of notice from Seller specifying particularly such breach; provided, that such breach is capable of being cured and Buyer, in its sole discretion, elects to cure such breach; and provided further, however, that in the event that any breach shall have been cured before the expiration of the fourteen (14) day cure-period, at the election of Seller the Closing Date shall be extended by the number of days actually elapsed before the cure of such breach;

                    (g)          by Seller giving written notice at any time after expiration of the Unitholder Approval Deadline, pursuant to Section 7.5(f), if the Buyer does not provide written notification to Seller that the Buyer Unitholder Approval has been obtained by such applicable deadline in accordance with Section 7.5;

                    (h)          by Seller giving written notice at any time after the Expiration Date, if either (a) the Buyer does not provide written notification to Seller by the Expiration Date that the Buyer Unitholder Approval has been obtained before expiration of the Unitholder Approval Deadline under Section 7.5(f), and/or (b) the failure of Buyer to make the Deposit as required by Section 2.7 on or before the Expiration Date;

                    (i)          by Seller giving written notice in the event that Seller elects to terminate the Agreement in accordance with Section 9.5 after receiving any Objections from Buyer, provided that Buyer has not made a timely waiver of its Objections pursuant to Section 9.5; and

                    (j)          by Seller giving timely written notice in the event that a condition precedent set forth in Sections 10.4 – 10.9 has not been satisfied, unless such condition has been waived, and the failure of Seller to cure such condition within twenty (20) days after delivery of written notice from Buyer specifying particularly such condition; provided, that such condition is capable of being cured and Buyer, in its sole discretion, elects to cure such condition in accordance with Section 10.10; and provided further, however, that in the event that any breach shall have been cured before the expiration of the twenty (20) day cure-period, at the election of Seller the Closing Date shall be extended by the number of days actually elapsed before the cure of such breach.

                    12.2     Effect of Termination. In the event of termination of this Agreement by Buyer or Seller pursuant to this Article 12, except as otherwise provided in this Section 12.2 or Section 12.3, all rights and obligations of the Parties under this Agreement shall terminate without any liability of any Party to any other Party; provided, however, that nothing herein shall relieve any Party from liability for breach of this Agreement prior to such termination or limit the rights and remedies of either Party at law or in equity. The provisions of this Section 12.2 and Section 2.7 and, to the extent applicable, Articles 1, 11 and 13, shall expressly survive the expiration or termination of this Agreement. The termination or expiration of this Agreement shall have no affect on the Deposit Escrow Agreement, and following such expiration or termination of this Agreement, the Deposit shall be distributed to Seller in accordance with the provisions of the Deposit Escrow Agreement regardless of the reason for such termination or expiration and regardless of the party that exercise its termination rights hereunder.

                    12.3     Expenses in the Event of Termination. Without limiting the general provisions of Section 12.2, if this Agreement is terminated by Buyer or Seller pursuant to this Article 12, then each Party shall be responsible for all of its own costs and expenses, including any professional fees, incurred in connection with this Agreement or the transactions herein contemplated.

                    12.4     Rights and Remedies. Unless otherwise provided herein, any and all rights and remedies conferred in this Agreement upon a Party will be deemed cumulative with and not exclusive of any other right or remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other right or remedy. Without limiting the generality of the foregoing sentence, the Parties also acknowledge and agree as follows. A Party’s exercise of any rights provided herein to terminate this Agreement shall not constitute an election of remedies that will preclude it from exercising any and all other rights and remedies provided hereby or by law or equity. Irreparable harm for which monetary damages would not be an adequate remedy would occur in the event of any breach of this Agreement, and accordingly, in addition to any other rights and remedies to which the Parties are entitled, each Party shall be entitled seek injunctive relief to prevent a breach of this Agreement and to specifically enforce the terms hereof. To the extent the terms of Article 11 are contrary to this Section 12.4, Article 11 shall be controlling.

ARTICLE 13
GENERAL PROVISIONS

                    13.1     Survival. Except as provided in this Section 13.1, all representations and warranties contained herein or in any certificated deliveries hereunder, and all covenants and agreements contained herein, shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the second annual anniversary of the Closing Date, except that the representations, warranties, covenants and agreements made in Section 8.6 shall survive until the second annual anniversary after the date on which Buyer has completed the Work as certified pursuant to Section 8.6(h). Any claim by any Party for any breach of any representation or warranty provided herein, or of any covenants or agreements contained herein, or for any other default under or breach of this Agreement, shall be brought on or before the second annual anniversary of the Closing Date, or in the case of any claim under Section 8.6, the second annual anniversary of the date on which the Work required therein has been completed; provided, however, that this Section 13.1 shall not be applicable to the Loan Documents or to any of the obligations, rights or remedies provided in such Loan Documents.

                    13.2     Public Announcements. Unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Seller or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer, on the one hand, and Seller, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

                    13.3     Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile or electronic mail (with written confirmation of receipt), (c) received by the addressee, if sent by a delivery service (prepaid, receipt requested) or (d) received by the addressee, if sent by registered or certified mail (postage prepaid, return receipt requested), in each case to the appropriate addresses, representatives (if applicable) and facsimile numbers set forth below (or to such other addresses, representatives and facsimile numbers as a Party may designate by notice to the other Parties):

(i)	If to Seller:

OSM—REO FF, LLC
225 South Sixth Street, Suite 2800
Minneapolis, MN 55402
Attn: Steph Lunde
Telephone: (612) 376-1486
Facsimile: (612) 692-5107
Email: Stephanie.Lunde@osm-mail.com

with a copy (which shall not constitute notice) to:

Leonard, Street and Deinard
150 South Fifth Street, Suite 2300
Minneapolis, MN 55402
Attn: Timothy Ring, Esq.
Email: timothy.ring@leonard.com
Facsimile: (612)335-1657

(ii)	If to Buyer:

Soy Energy, LLC
Attn: Chuck Sand
4765 Highway 143
P.O. Box 648
Marcus, Iowa 50135
Telephone: (712) 376-4135
Email: csand@sandsofiowa.com

AND

Soy Energy, LLC
Attn: Rick Davis
4832 G Avenue
P.O. Box 663
Marcus, Iowa 50135
Telephone: (712) 376-2081
Email: rdavis@midlands.net

with a copy (which shall not constitute notice) to:

BrownWinick
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Attn: Thomas Johnson, Esq.
Email: johnson@brownwinick.com
Facsimile: (515) 323-8514

                    13.4     Waiver. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

                    13.5     Entire Agreement; Amendment. This Agreement (including the Schedules and the Exhibits) and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Seller, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Seller, on the other hand, with respect to their subject matter. This Agreement may not be amended except by a written agreement executed by all of the Parties.

                    13.6     Assignment. This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party).

                    13.7     Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

                    13.8     Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

                    13.9     Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

                        (a)          This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of Minnesota applicable hereto.

                        (b)          All Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a Minnesota state court or a federal court sitting in the state of State Minnesota, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 13.3) or any other manner permitted by law.

                        (c)          THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLER OR BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

                    13.10     Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall be deemed to constitute one and the same instrument. Notwithstanding anything herein to the contrary, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

                    13.11     Parties in Interest; No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind.

                    13.12     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equity holder of Seller shall have any liability for any obligations or liabilities of Seller under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby, and no past, present or future director, officer, employee, incorporator, member, partner or equity holder of Buyer shall have any liability for any obligations or liabilities of Buyer under this Agreement or any other Transaction Document, for any claim based on, in respect of, or by reason of the transactions contemplated hereby and thereby.

[Signature pages follow]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives, all as of the Effective Date.

OSM-REO FF, LLC

By:	/s/ Stephanie Lunde

Name: Stephanie Lunde

Its: Vice President

SOY ENERGY, LLC

By:	/s/ Charles Sand

Name: Charles Sand

Title: Chairman